EX-FILING FEES

Calculation of Filing Fees Table

SC TO-I
(Form Type)

CPG Focused Access Fund, LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$266,599,000	(a)	0.01102%	$29,379.21	(b)
Fees Previously Paid	-		-	-
Total Transaction Valuation	$266,599,000	(a)
Total Fees Due for Filing				$29,379.21	(b)
Total Fees Previously Paid				$0.00
Total Fee Offsets				-
Net Fee Due				$29,379.21

(a)	Calculated as the aggregate maximum purchase price for units of limited liability company interest.
(b)	Calculated at 0.01102% of the Transaction Valuation.